EX 99.3

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
On July 1, 2014, Tyson Foods, Inc., a Delaware corporation ("Tyson"), and HMB Holdings, Inc. ("HMB Holdings"), a Maryland corporation and wholly-owned subsidiary of Tyson, entered into a definitive agreement and plan of merger (the “Merger Agreement”) with The Hillshire Brands Company (“Hillshire”), a Maryland corporation. Under the Merger Agreement, Tyson and HMB Holdings agreed to acquire Hillshire and its subsidiaries for a price of $63.00 per share in cash. The all-cash transaction is valued at approximately $8.9 billion, including the assumption of Hillshire's net debt and breakage fees. The Merger Agreement contains representations, warranties and covenants of the parties customary for transactions of this type. The transaction closed on August 28, 2014.
The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Tyson and Hillshire and has been prepared to reflect the Hillshire acquisition and related financing transactions.
The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of operating results that would have been achieved had the acquisition been completed as of September 30, 2012 (first day of the most recently completed fiscal year) and does not intend to project the future financial results of Tyson after the Hillshire acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what Tyson’s financial condition would have been had the transactions closed on June 28, 2014 (latest interim balance sheet date) or for any future or historical period. The unaudited pro forma condensed consolidated statements of income and balance sheet are based on certain assumptions, described in the accompanying notes, which management believes are reasonable and do not reflect the cost of any integration activities or the benefits from the Hillshire acquisition and synergies that may be derived from any integration activities.
Tyson’s fiscal year ends in September, while Hillshire’s fiscal year ends in June. The unaudited condensed consolidated balance sheet combines the unaudited condensed consolidated balance sheet of Tyson as of June 28, 2014, and the audited consolidated balance sheet of Hillshire as of June 28, 2014. The full-year unaudited pro forma condensed consolidated statement of income for the year ended September 28, 2013, combines the audited consolidated statement of income for Tyson for the fiscal year ended September 28, 2013 and the audited consolidated statement of income of Hillshire for the fiscal year ended June 29, 2013. The unaudited pro forma condensed consolidated statement of income for the nine months ended June 28, 2014 combines the unaudited condensed consolidated statement of income of Tyson for the nine months ended June 28, 2014 and Hillshire’s unaudited condensed consolidated statement of income for the nine months ended June 28, 2014. The unaudited condensed consolidated statement of income of Hillshire for the nine months ended June 28, 2014 was determined by subtracting Hillshire’s unaudited condensed consolidated statement of income for the three months ended September 28, 2013 (its first quarter of fiscal 2014) from the audited consolidated statement of income for the year ended June 28, 2014. Sales of $984 million and net income of $29 million related to Hillshire's first fiscal quarter ended September 28, 2013, are not included in the pro forma information.
The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	notes to the unaudited pro forma condensed consolidated financial information;

•	Tyson’s Current Report on Form 8-K filed on July 2, 2014, including exhibits thereto, which describes the Hillshire acquisition;

•	audited consolidated financial statements of Tyson as of and for the year ended September 28, 2013, which are included in Tyson’s Current Report on Form 8-K filed with the SEC on July 28, 2014;

•	audited consolidated financial statements of Hillshire as of June 28, 2014 and June 29, 2013 and for each of the three years in the period ended June 28, 2014; and

•
unaudited condensed consolidated financial statements of Tyson as of and for the nine months ended June 28, 2014, which are included in Tyson’s Quarterly Report on Form 10-Q for the quarter ended June 28, 2014, as filed with the SEC on August 7, 2014.

EX 99.3

Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 28, 2014
(in millions)

	Tyson	Hillshire	Pro Forma
	Historical	Historical	Adjustments		Pro Forma
Assets
Current Assets
Cash and cash equivalents	$587	$236	$(510)	(1)	$313
Accounts receivable, net	1,624	232	—		1,856
Inventories	3,061	330	45	(2)	3,436
Other current assets	241	285	15	(3)	541
Total Current Assets	5,513	1,083	(450)		6,146
Net Property, Plant and Equipment	3,941	839	444	(4)	5,224
Goodwill	1,925	452	4,190	(5)	6,567
Intangible Assets	151	240	4,951	(6)	5,342
Other Assets	525	94	(1)	(7)	618
Total Assets	$12,055	$2,708	$9,134		$23,897

Liabilities and Shareholders' Equity
Current Liabilities
Current debt	$41	$105	$240	(8)	$386
Accounts payable	1,496	365	—		1,861
Other current liabilities	1,075	339	(91)	(9)	1,323
Total Current Liabilities	2,612	809	149		3,570
Long-Term Debt	1,784	839	5,536	(8)	8,159
Deferred Income Taxes	404	—	2,009	(10)	2,413
Other Liabilities	545	423	—		968
Commitments and Contingencies
Shareholders' Equity
Common Stock
Class A	32	1	1	(11)	34
Class B	7	—	—		7
Capital in excess of par value	2,122	228	1,898	(11)	4,248
Retained earnings	5,640	607	(658)	(11)	5,589
Accumulated other comprehensive loss	(96)	(149)	149	(11)	(96)
Unearned stock of ESOP	—	(50)	50	(11)	—
Treasury stock, at cost	(1,011)	—	—		(1,011)
Total Registrant Shareholders' Equity	6,694	637	1,440		8,771
Noncontrolling Interests	16	—	—		16
Total Shareholders' Equity	6,710	637	1,440		8,787
Total Liabilities and Shareholders' Equity	$12,055	$2,708	$9,134		$23,897

EX 99.3

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Twelve Months Ended
(in millions, except per share data)

	Tyson	Hillshire
	Historical	Historical	Pro Forma
	September 28, 2013	June 29, 2013	Adjustments		Pro Forma

Sales	$34,374	$3,920	$(63)	(12)	$38,231
Cost of Sales	32,016	2,758	166	(13)	34,940
Gross Profit	2,358	1,162	(229)		3,291
Selling, General and Administrative	983	865	(200)	(14)	1,648
Operating Income	1,375	297	(29)		1,643
Other (Income) Expense
Interest Income	(7)	(7)	—		(14)
Interest Expense	145	48	171	(15)	364
Other, net	(20)	—	—		(20)
Total Other (Income) Expense	118	41	171		330
Income from Continuing Operations before Income Taxes	1,257	256	(200)		1,313
Income Tax Expense	409	72	(76)	(10)	405
Income from Continuing Operations	848	184	(124)		908
Less: Net Income (Loss) Attributable to Noncontrolling Interests	—	—	—		—
Net Income from Continuing Operations Attributable to Registrant	$848	$184	$(124)		$908

Weighted Average Shares Outstanding:
Class A Basic	282		56	(17)	338
Class B Basic	70				70
Diluted	367		63	(17)	430

Net Income per Share from Continuing Operations
Class A Basic	$2.46				$2.26
Class B Basic	$2.22				$2.08
Diluted	$2.31				$2.11

EX 99.3

Unaudited Pro Forma Condensed Consolidated Statements of Income
For the Nine Months Ended
(in millions, except per share data)

	Tyson	Hillshire
	Historical	Historical	Pro Forma
	June 28, 2014	June 28, 2014	Adjustments		Pro Forma

Sales	$27,475	$3,101	$(60)	(12)	$30,516
Cost of Sales	25,502	2,201	117	(13)	27,820
Gross Profit	1,973	900	(177)		2,696
Selling, General and Administrative	849	649	(163)	(14)	1,335
Operating Income	1,124	251	(14)		1,361
Other (Income) Expense
Interest Income	(6)	(7)	—		(13)
Interest Expense	78	35	124	(15)	237
Other, net	18	—	(22)	(16)	(4)
Total Other (Income) Expense	90	28	102		220
Income from Continuing Operations before Income Taxes	1,034	223	(116)		1,141
Income Tax Expense	314	40	(44)	(10)	310
Income from Continuing Operations	720	183	(72)		831
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(7)	—	—		(7)
Net Income from Continuing Operations Attributable to Registrant	$727	$183	$(72)		$838

Weighted Average Shares Outstanding:
Class A Basic	275		56	(17)	331
Class B Basic	70				70
Diluted	355		63	(17)	418

Net Income per Share from Continuing Operations
Class A Basic	$2.15				$2.12
Class B Basic	$1.94				$1.95
Diluted	$2.05				$2.00

EX 99.3

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(dollars in millions, except per share data)
BASIS OF PRO FORMA PRESENTATION
The unaudited pro forma condensed consolidated financial information presented is based on the historical audited and unaudited consolidated financial information of Tyson and the audited and unaudited consolidated financial information of Hillshire. The unaudited pro forma condensed consolidated balance sheet as of June 28, 2014 assumes the Hillshire acquisition was completed on that date. The unaudited pro forma condensed consolidated statements of income for the year ended September 28, 2013 and the nine months ended June 28, 2014, assume the Hillshire acquisition was completed on September 30, 2012.
Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the Hillshire acquisition and related financing that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of income are based on items directly attributable to the acquisition and related financing and are factually supportable and expected to have a continuing impact on Tyson.
The acquisition will be accounted for as a business combination. Accordingly, the assets acquired and liabilities assumed are recorded based on their estimated fair values. The unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the acquisitions and synergies that may be derived from any integration activities, both of which may have a material effect on Tyson’s consolidated statements of income in periods following the completion of the Hillshire acquisition.
Certain amounts in Hillshire’s historical financial information have been reclassified to conform to Tyson’s presentation.
HILLSHIRE ACQUISITION TRANSACTION SUMMARY
Tyson paid a cash purchase price equal to $63.00 per share, or $8,081, at closing to consummate the Hillshire acquisition. In addition, Tyson paid $163 in cash for breakage costs incurred by Hillshire related to a previously proposed acquisition, and assumed Hillshire’s net debt which totaled $621 as of June 28, 2014. Pro forma adjustments related to the financing for the Hillshire acquisition have been made in the unaudited pro forma condensed consolidated balance sheet as of June 28, 2014 as if the Hillshire acquisition had closed on that date and in the unaudited pro forma condensed consolidated statements of income for the year ended September 28, 2013 and the nine months ended June 28, 2014 as if the financings had been completed on September 30, 2012.
Financing
The Hillshire Acquisition financing consisted of:

a)	$1,202 aggregate principal amount of 3-year floating rate term loans with an amortizing base equal to 2.50% per quarter and with an interest rate of 1.53%;

b)	$546 aggregate principal amount of 5-year floating rate term loans with an amortizing base equal to 2.50% per quarter and with an interest rate of 1.65%;

c)	$552 aggregate principal amount of 5-year floating rate term loans, with an interest rate of 1.65%;

d)
$3,250 aggregate principal amount of senior notes, or $3,243 net proceeds after the original issue discounts of $7 million, consisting of $1,000 due August 2019 (2.65% interest rate), $1,250 due August 2024 (3.95% interest rate), $500 million due 2034 (4.88% interest rate), and $500 due August 2044 (5.15% interest rate);

e)	the sale of 23.8 million shares of common stock at a price of $37.80 per share resulting in proceeds of $900 before deducting discounts and commissions, and estimated offering expenses; and

f)
the sale of $1,500 of 4.75% tangible equity units, comprised of $1,295 of prepaid stock purchase contracts and $205 of senior amortizing notes. The prepaid stock purchase contracts have a “reference price” equal to $37.80 per share, such that the maximum number of shares issuable on the July 15, 2017 settlement date (which would be subject to postponement in certain limited circumstances) would be approximately 39.7 million. The senior amortizing notes have a stated interest rate of 1.5%.

At this time, Tyson has not completed detailed valuation analyses to determine the fair values of Hillshire’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary fair value determination based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. In addition, Tyson has not yet performed the due diligence necessary to identify all of the adjustments required to conform Hillshire’s accounting policies to Tyson’s or to identify other items that could significantly impact the fair value determination or the assumptions and adjustments made in the preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional

EX 99.3

increases or decreases to the recorded book values of the acquired assets and liabilities, including but not limited to inventories, brands, trademarks, customer relationships and other intangible assets, property, plant and equipment, and debt that could give rise to future amounts of depreciation and amortization expense and changes in related deferred taxes that are not reflected in the information contained in this unaudited pro forma condensed consolidated information. Accordingly, once the necessary valuation analyses have been performed and the final fair value determination has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of income do not reflect the cost of any integration activities or benefits from the Hillshire acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on Tyson’s consolidated results of operations in periods following the completion of the Hillshire acquisition.
Below is a summary of the preliminary reconciliation of purchase consideration to the book value of net assets acquired and certain valuation adjustments related to the Hillshire acquisition:

Total consideration (includes closing consideration, $163 breakage costs incurred by Hillshire related to a previously proposed acquisition and $32 change in control related costs)	$8,276

Historical net book value of Hillshire	$637
Preliminary valuation adjustment to inventories	45
Preliminary valuation adjustment for property, plant and equipment	444
Preliminary valuation adjustment to identifiable intangible assets	4,951
Preliminary valuation adjustment to debt	(27)
Deferred and current tax impact of preliminary valuation adjustments	(1,961)
Write-off of deferred financing fees of Hillshire's existing debt	(3)
Residual adjustment to goodwill created by the business combination	4,190
Total acquisition cost	$8,276

The following table is an estimate of the total sources and uses of cash as a result of the Hillshire acquisition and related financing transactions.

Sources of cash
Cash on hand	$559
Term loans - 3 year (amortizing)	1,202
Term loans - 5 year (amortizing)	546
Term loans - 5 year	552
Senior notes - 5, 10, 20, and 30 year (net of original issue discount)	3,243
Common Equity	900
Tangible Equity Units (a)	1,500
Total sources of cash	$8,502

Uses of cash
Fund Hillshire acquisition	$8,081
Breakage cost	163
Change in control cost	32
Other estimated transaction fees and expenses	226
Total uses of cash	$8,502

a)	The tangible equity units consists of $1,295 of prepaid stock purchase contracts accounted for as equity and $205 of senior amortizing notes accounted for as debt.

EX 99.3

HILLSHIRE ACQUISITION PRO FORMA ADJUSTMENTS

1)
After consideration of the expected financing transactions and related fees, Tyson estimates it will use $559 of cash on hand to consummate the Hillshire Acquisition. Of this, $49 was already spent as of June 28, 2014.

2)	Reflects the adjustment of Hillshire’s inventory to its preliminary estimated fair value.

3)
Reflects the estimated net tax benefit effect totaling $133 for certain transaction related fees and costs and a reduction of $85 for a reclass of current deferred tax liability to current deferred tax asset as described in note (9). Additionally, includes an adjustment of $13 for net tax benefits associated with transaction fees and costs recognized as of June 28, 2014. Furthermore, includes an adjustment of $20 for deferred bridge costs paid but not yet expensed as of June 28, 2014.

4)	Reflects the adjustment of Hillshire’s property, plant and equipment to its preliminary estimated fair value.

5)
Represents the incremental goodwill resulting from purchase accounting after estimating the fair value of the identifiable assets acquired and liabilities assumed. See “Hillshire Acquisition Transaction Summary” above.

6)
For purposes of the preliminary fair value determination discussed in “Hillshire Acquisition Transaction Summary” above, Tyson estimated the fair value of Hillshire’s identifiable intangible assets at $5,191 including approximately $4,652 of brand and trademark related intangibles and approximately $539 of customer relationship intangibles representing an increase to the historical net book value of Hillshire’s intangible assets of $4,951. For purposes of determining incremental pro forma amortization expense to be recorded in the unaudited pro forma condensed consolidated statements of income, $4,363 of the brand names were assumed to have an indefinite life, $289 of the brand names were assumed to have a 20-year life to be amortized on a straight-line basis, and the customer relationship intangible assets were assumed to have a weighted average life of approximately 16 years to be amortized on a declining basis based on economic benefit derived over that period.

7)
Represents the net impact of reversing $3 of deferred financing fees recorded on Hillshire's historical balance sheet for debt instruments and recording $49 of estimated issuance costs to be incurred on the debt to be issued to finance the transaction.  Additionally, $47 of Hillshire's non-current deferred tax asset was reclassified to non-current deferred tax liability.

8)
Current debt adjustment represents amounts expected to be due in the first year on the amortizing term loans and senior amortizing note component of the tangible equity units. Long-term debt reflects a $28 adjustment of Hillshire’s long-term debt to its preliminary estimated fair value and the incremental new debt Tyson incurred to finance the Hillshire acquisition less the current portion. The balance of new Tyson debt consists of the following components: term loans of $2,300 ($175 shown as current debt), senior notes of $3,243 and senior amortizing notes component of tangible equity units of $205 ($65 shown as current debt).

9)
Reflects a reclassification of Tyson's net current deferred tax liability at June 28, 2014 to net against Hillshire's net current deferred tax asset as described in note (3). Additionally, includes $6 of accrued transaction related expenses as of June 28, 2014

10)
Income tax expense and deferred income tax impacts in the pro forma condensed consolidated balance sheet and condensed consolidated statements of income as a result of purchase accounting have been estimated at Tyson’s incremental statutory tax rate of 38%. Additionally, Deferred Income Taxes includes a reduction of $47 for a reclass of current deferred tax liability as described in note (7).

11)
Reflects adjustments to remove Hillshire’s historical equity accounts to record the acquisition (the total of which is equal to its net book value). Additionally, includes adjustments to reduce retained earnings to reflect the after tax effect of certain acquisition related expenses as described in notes contained herein, to reduce capital in excess of par value for fees related to equity issuance, and to increase common stock and capital in excess of par value for the net proceeds from the issuance of common stock and the prepaid stock purchase contract component of the tangible equity units. Furthermore, includes an adjustment of $21, net of taxes, for transaction fees and costs recognized as of June 28, 2014.

12)	Sales and Cost of Sales were adjusted to eliminate sales of $63 for the year ended September 28, 2013 and $60 for the nine months ended June 28, 2014 between Tyson and Hillshire.

13)
Reflects the elimination of Cost of Sales for intercompany sales as described in note (12) and an adjustment to reclass shipping and handling costs to Cost of Sales from Selling, General and Administrative expense of $249 for the year ended September 28, 2013 and $188 for the nine months ended June 28, 2014. The reclass of shipping and handling costs is to conform Hillshire's policy election to record shipping and handling costs

EX 99.3

in Selling, General and Administrative expense to Tyson's policy to record such costs in Cost of Sales. Additionally, reflects a decrease in depreciation expense of $20 for the year ended September 28, 2013 and $11 for the nine months ended June 28, 2014 driven by an extension of the historical useful lives of Hillshire's property, plant and equipment, partially offset by the impact of fair value adjustments to their respective book values.

14)
Reflects adjustments to reclass shipping and handling costs from Selling, General and Administrative expense to Cost of Sales as described in note (13) and amortization of intangible assets as described in note (6) of $51 for the year ended September 28, 2013 and $38 for the nine months ended June 28, 2014. Additionally, reflects a decrease of $2 for the year ended September 28, 2013 and $2 for the nine months ended June 28, 2014 for the changes in depreciation expense described in note (13) that are charged to Selling, General and Administrative expense. Additionally, includes adjustment of $11 to reverse transaction expenses recognized as of June 28, 2014.

15)
As described in notes herein, Tyson incurred new debt to partially finance the Hillshire acquisition. The pro forma adjustments for the year ended September 28, 2013 and the nine months ended June 28, 2014, reflect incremental interest expense, including amortization of deferred financing fees using the effective interest method, for new debt incurred by Tyson.

16)	Reflects adjustment to reverse $22 of acquisition related bridge costs expensed as of June 28, 2014.

17)
As described in the notes herein, Tyson issued shares of common stock and tangible equity units to partially finance the Hillshire acquisition. The issuance of common stock results in a 23.8 million share increase to pro forma basic and diluted shares for both the year ended September 28, 2013, and the nine months ended June 28, 2014. The issuance of tangible equity units results in a 31.7 million share increase to pro forma basic shares outstanding (based on the minimum stock purchase contract settlement rate) and a 39.7 million share increase to pro forma diluted shares outstanding (based on the maximum stock purchase contract settlement rate), for both the year ended September 28, 2013, and the nine months ended June 28, 2014.